Exhibit 11
                         THERMO INSTRUMENT SYSTEMS INC.

                        Computation of Earnings per Share


                                                    Three Months Ended
                                             ------------------------------
                                             September 27,    September 28,
                                                      1997             1996
   ------------------------------------------------------------------------
   Computation of Fully Diluted Earnings
     per Share:

   Income:
     Net income                               $ 37,273,000     $ 30,521,000

     Add: Convertible debt interest, net
          of tax                                 2,021,000          920,000
                                              ------------     ------------
     Income applicable to common stock
       assuming full dilution (a)             $ 39,294,000     $ 31,441,000
                                              ------------     ------------
   Shares:
     Weighted average shares outstanding       121,584,875      120,748,062

     Add: Shares issuable from assumed
          conversion of convertible debt        16,691,527       12,280,635

          Shares issuable from assumed
          exercise of options (as determined
          by the application of the treasury
          stock method)                          1,334,855        1,305,202
                                              ------------     ------------
     Weighted average shares outstanding,
       as adjusted (b)                         139,611,257      134,333,899
                                              ------------     ------------
   Fully Diluted Earnings per Share (a)/(b)   $        .28     $        .23
                                              ============     ============
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                                                                   Exhibit 11
                         THERMO INSTRUMENT SYSTEMS INC.

                        Computation of Earnings per Share


                                                    Nine Months Ended
                                             ------------------------------
                                             September 27,    September 28,
                                                      1997             1996
   ------------------------------------------------------------------------
   Computation of Fully Diluted Earnings
     per Share:

   Income:
     Net income                               $108,079,000     $ 99,860,000

     Add: Convertible debt interest, net
          of tax                                 6,072,000        3,324,000
                                              ------------     ------------
     Income applicable to common stock
       assuming full dilution (a)             $114,151,000     $103,184,000
                                              ------------     ------------
   Shares:
     Weighted average shares outstanding       121,483,470      118,144,645

     Add: Shares issuable from assumed
          conversion of convertible debt        16,736,915       14,813,011

          Shares issuable from assumed
          exercise of options (as determined
          by the application of the treasury
          stock method)                          1,334,855        1,305,202
                                              ------------     ------------
     Weighted average shares outstanding,
       as adjusted (b)                         139,555,240      134,262,858
                                              ------------     ------------
   Fully Diluted Earnings per Share (a)/(b)   $        .82     $        .77
                                              ============     ============